Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR ANNOUNCES CREATION OF NEW

NON-VOTING CLASS C COMMON STOCK

Baltimore, MD (June 15, 2015) - Under Armour, Inc. (NYSE: UA) today announced that its Board of Directors (the “Board”) unanimously approved the creation of a new class of non-voting common stock, the Class C common stock.

Under Armour expects to issue Class C stock through a stock dividend to all existing holders of Under Armour’s Class A and Class B common stock, which will have the same effect as a two-for-one stock split. Each holder of a share of Class A or Class B stock will receive one share of the new Class C stock. Except for voting rights, the Class C stock will have the same rights as the existing Class A stock. Application to the New York Stock Exchange will be made to list the new Class C stock, which will trade under a different ticker symbol than Under Armour’s existing Class A stock. The ticker symbol for the Class C stock and the record date for the stock dividend have not been determined.

Prior to the dividend occurring, the Board has called a special meeting of Under Armour’s stockholders expected to be held on August 26, 2015 to approve certain amendments to Under Armour’s charter, which are being recommended for approval by the Board in connection with the creation of the Class C stock. The Board acted on the recommendation of a special committee of independent board members. The Board intends that these charter amendments be implemented before the Class C stock dividend is declared. Kevin Plank, Under Armour’s Chairman and CEO and controlling stockholder, has agreed to support the proposed changes to the charter.

In connection with this special meeting of stockholders, today Under Armour also filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”), which contains further details regarding the creation and dividend of the Class C stock, the charter amendments, certain other agreements entered into in connection with the creation of Class C stock, and the reasons the Board considers these matters to be in the best interests of stockholders generally. A definitive proxy statement is forthcoming.

Under Armour also released a letter from Mr. Plank providing his views on the creation of the Class C stock, which has also been filed with the SEC and is available on Under Armour’s website (http://www.uabiz.com).

Under Armour stockholders with any questions or who need assistance regarding how to vote shares should contact Under Armour’s proxy solicitation firm, Georgeson Inc., toll-free at 866-295-4321.

ABOUT UNDER ARMOUR, INC.

Under Armour (NYSE: UA), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand’s innovative products are sold worldwide to athletes at all levels. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit Under Armour’s website at www.uabiz.com.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Under Armour’s planned dividend of shares of a new Class C common stock, its charter amendments and the upcoming special meeting of Under Armour’s stockholders expected to be held on August 26, 2015 (the “Special Meeting”). These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual events to differ materially from those reflected in the forward-looking statements. Factors that could affect expectations and assumptions include, among others, the timing of the declaration of the Class C common stock dividend.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This press release may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for the Special Meeting. Under Armour intends to file with the Securities and Exchange Commission (the “SEC”) and make available to the holders of Under Armour common stock as of the record date for the Special Meeting a proxy statement containing important information relating to certain stock and governance related amendments to Under Armour’s charter and other matters to be considered by the stockholders of Under Armour at the Special Meeting (the “Proposals”). BEFORE MAKING ANY VOTING DECISION, UNDER ARMOUR’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN IT BECOMES AVAILABLE CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE PROPOSALS.

Investors will be able to obtain the proxy statement and other relevant materials, when available, free of charge at the SEC’s website (http://www.sec.gov). In addition, documents filed with the SEC by Under Armour, including the proxy statement when available, will be available free of charge from Under Armour at Under Armour’s website (http://www.uabiz.com), or by writing to Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, Attn: Secretary.

PARTICIPANTS IN THE SOLICITATION

Under Armour and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Under Armour’s stockholders with respect to the Proposals to be considered at the Special Meeting. Information regarding the names, affiliations, and direct or indirect interests (by security holdings or otherwise) of these individuals will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Stockholders can find information about Under Armour and its directors and executive officers and their ownership of Under Armour’s common stock in Under Armour’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its definitive proxy statement for the 2015 annual meeting filed with the SEC on March 13, 2015. Additional information regarding the interests of these individuals in the Proposals and their ownership of Under Armour’s common stock will also be included in the definitive proxy statement for the Special Meeting.